Exhibit 5.1

November 29, 2022

Board of Directors

International Flavors & Fragrances Inc.

421 West 57th Street

New York, New York 10019

Ladies and Gentlemen:

I am Executive Vice President, General Counsel and Corporate Secretary of International Flavors & Fragrances Inc., a New York corporation (the “Company”). In that capacity, I have acted as counsel to the Company in connection with the filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), of a registration statement on Form S-8 (the “Registration Statement”) on the date hereof for the purpose of registering (i) $100,000,000 of certain deferred compensation obligations (the “Deferred Compensation Obligations”) which represent unsecured obligations of the Company to pay deferred compensation in the future pursuant to the 2023 Deferred Compensation Plan of the Company, effective as of January 1, 2023 (the “Plan”) and (ii) 1,000,000 of the Company’s common stock, par value $0.125 per share (“Common Stock”) held by the Company in treasury (the “Shares”), available for distribution pursuant to the Plan.

In connection with rendering this opinion, I have examined originals or copies, certified or otherwise identified to my satisfaction, of such corporate documents and records of the Company and such other documents, certificates, resolutions and corporate or other records as I have deemed necessary or advisable as a basis for rendering the opinions set forth herein. I have assumed that the signatures on all documents that I have examined are genuine.

This opinion is limited solely to matters governed by the laws of the United States of America and the Business Corporation Law of New York, and I express no opinion with respect to any other laws. Insofar as this opinion relates to Common Stock to be issued in the future, I have assumed that all applicable laws, rules and regulations in effect at the time of such issuance are the same as those in effect on the date hereof.

Based upon and subject to the foregoing, I am of the opinion that:

1. When the Deferred Compensation Obligations are issued in accordance with the terms and subject to the conditions of the Plan, such Deferred Compensation Obligations will be valid and binding obligations of the Company, enforceable in accordance with their terms, except as may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally or by general equity principles.

2. The Shares have been duly authorized and validly issued by the Company and, when such Shares are distributed in accordance with the terms and subject to the conditions of the Plan, such Shares will be validly issued, fully paid and non-assessable; provided that the consideration for each Share of Common Stock is not less than the par value thereof.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me in the Registration Statement and any amendments thereto.

Very truly yours,

/s/ Jennifer Johnson, Esq.
Jennifer Johnson, Esq.
Executive Vice President, General Counsel, and Corporate Secretary